AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This amended and restated employment agreement (the “Agreement”), dated as of September 1, 2011, by and between Bergio International, Inc., a corporation incorporated under the laws of the State of Delaware, having an address at 12 Daniel Road E., Fairfield, New Jersey 07004 (“the Company”), and Berge Abajian (“Abajian” and together with the Company, collectively, the “Parties” and each a “Party”), amends and restates that certain employment agreement, dated February 28, 2010 (the “Original Employment Agreement”), entered into by and between the Company and Abajian.

RECITALS:

WHEREAS, Abajian is the founder of the Company and has extensive knowledge and skills relating to the design, manufacture and merchandising of diamond jewelry;

WHEREAS, the Parties have previously entered into the Original Employment Agreement and Abajian is currently the Chief Executive Officer (“CEO”) of the Company pursuant to the terms and conditions thereof;

WHEREAS, the Company’s Board of Directors (the “Board”) believes it is in the best interest of Company to continue to avail itself of the services of Abajian as set forth herein;

WHEREAS, Abajian desires to provide his services in accordance with the mutual covenants and agreements contained herein regarding Abajian’s continued involvement and employment with the Company as CEO and as a member of the Company’s Board of Directors;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.           Retention of Services.  The Company hereby retains the services of Abajian and Abajian hereby accepts such employment upon the terms and conditions of this Agreement.  This Agreement shall amend, restate and replace, in its entirety, the Original Employment Agreement.  It is expressly understood that all services performed pursuant hereto shall be rendered personally by Abajian.

2.           Term.  The term of this Agreement shall commence retroactively on February 28, 2010 and shall continue for a five (5) year period until February 28, 2015 (the “Term”).  Thereafter, this Agreement shall be extended automatically for successive periods of one (1) year each upon the same terms and conditions herein unless this contract is otherwise terminated by notice of the Board or Abajian.  However, Abajian can terminate this Agreement at any time by giving a minimum of six (6) months written notice to the Board of Directors.

3.           Duties: Efforts.   Abajian shall at all times serve as the CEO of the Company and Chairman of the Board.  As such Abajian shall be involved in all aspects of the day to day business operations of the Company, including, but not limited to all marketing, sales, manufacturing, distribution and creative design of diamond jewelry and other jewelry products manufactured and distributed by the Company.  Abajian shall also be responsible for determining necessary strategic partnerships and investment opportunities relating to the acquisition of other jewelry design manufactures, both nationally and internationally and shall have wide discretion in implementing the vision, strategic goals and operational mission of the Company.  Abajian shall, on a full time and exclusive basis, devote all of his business time, attention and energies to the operations of the Company and other duties as required by this Agreement, and shall use his best efforts to advance the best interests of the Company.

4.           Compensation.

(a)           Base Salary.  Abajian shall be entitled to a base salary (the “Base Salary”) in the amount of $175,000 per annum for year one (1) beginning on February 28, 2010.  The Base Salary shall be paid in 26 equal installments and paid bi-weekly.  Abajian’s Base Salary shall increase at a rate of three percent (3%) per annum for each consecutive year after 2010 or as at such rates a may be approved from time to time by the Board.  Upon written request of Abajian (each a “Request”), the Company shall pay all or a portion of the Base Salary owed to Abajian at the time of the Request in the form of the Company’s restricted common stock or, if available, S-8 common stock (each a “Common Stock Payment”).  The number of shares to be issued to Abajian as the Common Stock Payment shall equal the dollar amount of the Base Salary owed to Abajian at the time of the Request.

(b)           Annual Bonus.  In addition to the Base Salary, Abajian shall be paid an annual bonus (the “Annual Bonus”) of one half (1/2%) percent based upon the net profit before taxes (“net profits”) of the Company.  For purposes of this Agreement, net profits will be Company profits before any deduction or reduction of federal income taxes, or taxes on income of the Company due to the States of New Jersey and Delaware.

(c)           Employee Benefit Plans.  If and to the extent Abajian is eligible, Abajian shall be eligible to participate, in accordance with the respective terms thereof, in any employee health, hospitalization or medical insurance plan, life insurance or disability insurance plan or any 401 (k), pension or other similar plans, that may be established and maintained by the Company for the general benefit of its senior executives, subject to the respective terms and conditions of any such plans.  The foregoing shall not, however, be construed to require the Company to establish or maintain any such plan(s), or to prevent the Company from modifying or terminating any such plan(s) once established.

(d)           Vacation.  Abajian may be awarded an aggregate of up to four (4) weeks (i.e., twenty (20) business days) of vacation time each calendar year (or a pro rata number of vacation days with respect to any partial calendar year during the term hereof) as business conditions permit, which shall be scheduled so as to minimize interference with the business of the Company, it being understood that vacation time may not accumulate from year to year, except, however, for the carryover of two (2) weeks vacation (i.e., ten (10) business days) to be used within the first six (6) months of the successive year.

(e)           Expenses.  The Company shall reimburse Abajian for all reasonable business expenses incurred by Abajian for or on behalf of the Company in furtherance of the performance by Abajian of his duties hereunder, subject to and in accordance with any then applicable expense reimbursement policy of the Company, and with any such reimbursement to be subject to timely receipt by the Company of such receipts, vouchers and other verification as the Company shall reasonably require to evidence such expenses.

(f)           Preferred Stock.   As of the date hereof, the Company shall issue to Abajian fifty-one (51) shares of its Series A Preferred Stock, par value $0.001 (the “Stock”).  If there is any change in the number or kind of Stock outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares; (ii) by reason of a merger, reorganization, or consolidation; (iii) by reason of a reclassification or change in par value; or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock, or if the value of outstanding Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the number of Stock issued, or to be issued, to Abajian pursuant to this Agreement and/or the kind of Stock issued, or to be issued, to Abajian pursuant to this Agreement shall be appropriately adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued Stock to preclude any dilution to the number or kind of Stock issued, or to be issued, to Abajian hereunder.

5.           Termination.  This Agreement shall automatically terminate upon the death of Abajian or upon the Company’s decision to termination Abajian for cause (“Termination for Cause”).  The Company shall have the right to invoke the Termination for Cause provision of this section, where it determines that Abajian has:

(a)           Breached, failed or refused to comply with any of the material terms of this Agreement;

(b)           Refused or neglected to perform material duties under this Agreement; or

(c)           Been indicted for any act of fraud, larceny, misappropriation of funds or embezzlement or for a crime other than traffic or other misdemeanors.

In the case of a first or second act or omission constituting a breach of clauses (i) or (ii) above, Abajian shall receive thirty (30) days written notice of the Company’s intention to terminate this Agreement for cause pursuant to this Section 5, and indicate the conduct constituting such cause.  If Abajian cures said conduct during such thirty (30) days, the notice of termination shall be revoked and Abajian’s employment under this Agreement shall continue.  Further breaches shall not be entitled to notice nor to an opportunity to cure, and Abajian shall be subject to immediate Termination for Cause.  In the case of any breach of clause (iii), Abajian shall be subject to immediate Termination for Cause.  Any notice of Termination for Cause shall specify the effective date of said termination.

6.	Payment Upon Termination.

In the event that a termination of this Agreement occurs, (1) voluntarily by Abajian, (2) as a result of Abajian’s death, or (3) as a result of Termination for Cause, the Company shall pay to Abajian:

(a)           Six (6) months Base Salary.

(b)           Any bonus which may be due in respect of the year during which such termination occurs; and

(c)           Reimburse Abajian for any expenses reimbursable pursuant to Section 4 of this Agreement.  Abajian shall thereafter have no further entitlement to any other compensation or benefits from the Company.

If a termination occurs as a result of Abajian’s death, all payments made pursuant to this Section 6 should be made to Abajian’s estate.

In the event that Abajian’s employment is terminated by the Company without cause, including, but not limited to, an involuntary change in position or termination of Abajian as a result of a material breach of this Agreement by the Company, Abajian shall receive from the Company, through the end of the Term:  (1) his Base Salary; and (2) the benefits provided in Section 4 hereof.

7.           Disability.  Disability shall be deemed to occur if Abajian shall become physically or mentally ill or disabled so as not to be able to attend to his regular full-time duties hereunder, and such illness or disability shall continue for more than two (2) consecutive months or for a total of three (3) months (whether or not consecutive) in any twelve-month period during the Term.  Should Abajian become disabled, this Agreement shall terminate.  Upon termination due to disability hereunder, the Company shall continue to pay Abajian his Base Salary on a monthly basis up to a maximum of twenty-four (24) months.  Upon termination due to disability hereunder, the Company shall also pay Abajian all additional compensation pursuant to and in accordance with Section 4 of this Agreement up to a maximum of eighteen (18) months.

8.           Protection of Confidential Information.  Abajian acknowledges that he will be provided with information about, and Abajian’s engagement by the Company will bring Abajian into close contact with the confidential affairs of the Company, including proprietary information about the business of the Company including, without limitation, costs, finances, internal financial statements, projections, markets, sales, customers, vendors, products, key personnel, operational methods, formulas, methods of production, technical processes and methods, plans for future developments, software, data bases, computer programs, specifications, documentations, designs, trade secrets, technology, know-how, research and development, inventions, patents and copyrights (and any renewals, reissues, extensions, divisions, continuations and continuations in part thereof and registrations, applications, patents of addition and investor certificates) and other information not available to the public (collectively “Confidential Information”), all of which are highly confidential and proprietary and all of which were or will be developed by the Company at great effort and expense. The Company and Abajian further acknowledge that the services to be performed by Abajian under this Agreement are of a special unique, unusual, extraordinary and intellectual character and that the nature of the relationship of Abajian with the Company is such that Abajian is capable of competing with the Company.  In recognition of the foregoing, and as a specific inducement for Company to enter into this Agreement, Abajian covenants and agrees that during the duration of this Agreement and thereafter he will:

(a)              Keep secret all Confidential Information of the Company and not disclose the same to anyone outside of the Company, either during or after the Term, except with the Company’s prior written consent;

(b)             Not make use of any of such Confidential Information for his own purposes or the benefit of anyone other than the Company;

(c)             Deliver promptly to the Company on termination of this Agreement, or at any time the Company may so request, all Confidential Information including but not limited to memoranda, notes, records, computer software discs, reports and other confidential documents (and all copies thereof) relating to the Company and its business, that Abajian may than possess or have under his or its control.

Notwithstanding the foregoing, information shall not be considered to be Confidential Information if it is required to be disclosed by law or by any government, regulatory or selfregulatory agency or body (unless Abajian is advised in writing by Company’s counsel that the information is not required to be disclosed) or if it becomes generally available to the public other than as a result of Abajian’s acts or omissions.

In the event Abajian is served with a Court Order, notice, subpoena, or like request compelling the disclosure of information, he shall give prompt notice to the Company so that the Company may contest any such production.

9.           Restriction on Interference; Non-Solicitation.  As an inducement to the Company to enter into and perform its obligations under this Agreement, Abajian covenants and agrees that, during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, whether for or without cause, Abajian will not, directly or indirectly, or on behalf of any other Person (defined below):

(a)           Solicit, employ or retain or otherwise induce employees, consultants or independent contractors of the Company or its affiliates to terminate their employment or relationship with the Company; or

(b)           Induce customers, clients, subscribers, accounts, contracting parties, suppliers or vendors of the Company to alter or terminate their business relationship with the Company.

The foregoing is not intended to prohibit Abajian from soliciting any consultant, independent contractor, customer, client, subscriber, account, contracting party, supplier or vendor of the Company on behalf of himself or a new employer, provided that in connection with such solicitation does not request or require such party to alter or terminate its relationship with the Company.  For the purpose of this Agreement, “Person” shall mean any individual, entity or group within meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

10.           Specific Remedies.  It is understood by Abajian that the covenants contained in Sections 8 and 9 are essential elements of this Agreement and that, but for the agreement of Abajian to comply with such covenants, the Company would not have entered into this Agreement.  If Abajian commits a material breach of any of the provisions of Section 8 or 9 hereof, such breach shall be grounds for termination for Cause, subject to immediate termination and not entitled to further notice or opportunity to cure.  In addition, Abajian acknowledges that the Company may have no adequate remedy at law if he violates any of the terms hereof.  Abajian therefore understands and agrees that Company shall have, without prejudice as to any other remedies, the right, without posting any bond or other security whatsoever, to seek a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

11.	Representations

(a)           The Company represents that:

(i)	It has all requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(ii)
The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action;

(iii)	This Agreement is a legal, valid and binding obligation of the Company; and

(iv)
The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which the Company is bound or any order, decree or judgment to which the Company is subject.

(b)           Abajian represents that:

(i)	He has all requisite power and authority to enter into and perform the obligations required by this Agreement;

(ii)	This Agreement is a legal, valid and binding obligation of Abajian; and

(iv)
The execution and delivery of this Agreement by Abajian and the performance of his obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which Abajian is bound or any order, decree or judgment to which Abajian is subject.

12.           Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) upon receipt of electronic confirmation, if sent by facsimile or e-mail transmission, (c) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (c) on the next business day, if mailed by an overnight mail service to the parties at their addresses set forth above, the address set forth in the Company’s books and records, or to such other additional address or facsimile number as either party may from time to time specify to the other.

13.	Miscellaneous

(a)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and shall be binding upon the successors and assigns of the Company.  This Agreement contemplates the rendition of employment services by Abajian and is assignable by the Company.  This Agreement may be assigned by the Company to an affiliate of the Company or in connection with a sale of all or substantially all of the assets of the Company.  As a condition to the assignment of this Agreement the Company shall cause the assignee or its affiliates to agree to pay to Abajian under the same terms and conditions as set forth in this Employment Agreement.

(b)           Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.  The Company’s right and remedies provided for in this Agreement or by law shall, to the extent permitted by law, be cumulative.

(c)           Governing Law and Jurisdiction.  Any and all differences and disputes of whatever nature arising out of or relating to this Agreement (including, without limitation, the negotiation, execution, performance or termination of this Agreement) shall be governed by the laws of the State of New Jersey applicable to contacts made, negotiated and to be performed entirely in such State without giving effect to its principles of conflicts of laws.  With respect to all such differences and disputes, the parties agree and consent to be subject to the exclusive jurisdiction of the state and/or federal courts located in the State of New Jersey.

(d)           Entire Agreement; Modifications.  This Agreement constitutes the entire agreement between the Company and Abajian relating to the subject matter hereof, and all prior negotiations and understandings of the parties have been merged into this Agreement.  No modification of this Agreement shall be valid unless in writing and executed by the parties hereto.

(e)           Waiver of Breach.  The waiver of a breach or default of or under any provision of this Agreement shall not be deemed a waiver of any other such breach or default of any kind or nature.

[ signature page follows ]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date above written.

BERGIO INTERNATIONAL, INC.

By: /s/ Arpi Abajian
Name: Arpi Abajian
Title: Secretary

/s/ Berge Abajian
Berge Abajian

[ signature page to Amended and Restated Employment Agreement ]